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Exhibit 10.31

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES ACT OF 1934, AS AMENDED.

PURCHASE AGREEMENT

BETWEEN

eSoft INCORPORATED
(Buyer)

AND

WIN ENTERPRISES, INC.
(Seller)

FOR

InstaGate™ EX2 AND InstaRak™
(PRODUCT)

CONTRACT NO.: 1032-001

SECTION I    RECITAL

A.
This Agreement is made as of October 1, 2001, by eSoft, Incorporated ("Buyer") and Win Enterprises, Inc. ("Seller"). The terms and conditions contained in this Agreement and all attachments together called (the "Agreement") exclusively govern the anticipated purchase and sale of product ("Product"), identified in Exhibit A, ("Product, Pricing and Leadtime"). If any term of this Agreement conflicts with any term of an issued purchase order, this Agreement shall take precedence.

SECTION II    PURCHASE ORDERS

A.
Buyer will authorize purchase and shipments of Product by issuing its purchase order form ("Purchase Order"). Each Purchase Order will identify items such as Product, quantity, delivery schedule, destination and confirmation of price. Seller shall sign and return the acknowledgment copy of the Purchase Order ten (10) days after receipt. If Seller fails to return it, Buyer will conclusively presume that Seller accepts any Purchase Order that conforms to the terms of this Agreement. Acceptance by Seller is limited to Buyer's offer as contained in this Agreement and the Purchase Order. No additional or different provisions proposed by Seller shall apply.

SECTION III    AGREEMENT PERIOD

A.
The period during which Buyer may issue Purchase Orders for Product under this Agreement begins on October 1, 2001 and ends on September 20, 2003 (the "Product Purchase Period"). This Agreement governs Purchase Orders issued by Buyer during the Agreement Period and any extension so long as Buyer has requested delivery of Product within six (6) months beyond the end of the Product Purchase Period or any extension.

B.
The Agreement Period may be extended up to three (3) consecutive one (1) year period(s) upon no less than sixty (60) days written notice to Seller prior to the end of the then current Agreement Period.

SECTION IV    PRICING

A.
The prices for Product are set forth in Exhibit A, Product, Pricing and Leadtime, and shall remain firm for the Agreement Period as described in Section III, unless a change has been mutually agreed upon by the parties. Seller expressly acknowledges and agrees that all prices established under this Agreement are lawful.

B.
All prices include all charges such as packaging, packing, customs duties imposed before passage of title, and all taxes except sales, use and other such taxes imposed upon the sale or transfer of Product. Buyer shall have no liability for such taxes if it has complied with statutory resale tax certificate requirements.

C.
Sixty (60) days prior to the end of the then current Agreement Period, Buyer and Seller shall meet to review the pricing of Product for the next Agreement Period. If Buyer and Seller reach agreement, a new Exhibit A shall be generated for the next Agreement Period and this Agreement will be amended to state the changes. If Buyer and Seller fail to reach agreement on Product pricing, this Agreement will be terminated at the end of the then current Agreement Period. Buyer's liability to Seller for such termination shall be to pay Seller for:

1)
Product delivered prior to the termination

2)
Product in transit to Buyer prior to the termination

3)
Any cost associated with Work in Process

  4)
  Any cost that Seller has incurred for procuring material in order to meet Seller's contractual requirements to Buyer.

  5)
  Any cancellation charges that Seller may incur for canceling purchase orders with its vendors, if permitted to do so, as a result of cancellation or termination of this Agreement.

SECTION V    DELIVERY

A.
Buyer's Purchase Orders shall state Seller's estimated delivery dates for Product, The maximum agreed upon period of time between Buyer's issuance of a Purchase Order and the estimated delivery date ("Leadtime") shall be as stated in Exhibit A.

B.
All deliveries of Product shall be FOB point of origin. In the absence of specific instructions, Seller will select the carrier, which will not be deemed an agent of Seller. Products will be drop shipped to the U.S. destination designated on Buyer's Purchase Order. Unless Buyer's order specifically declines, Seller will provide "All Risk" transit insurance, commencing coverage upon tender of Products to the carrier and terminating upon Customer's receipt thereof. Buyer shall pay for such coverage at current rates.

C.
Buyer may require that shipments of Products be shipped by Seller to various destinations. The Purchase Order will clearly specify the "Ship To" locations for each Purchase Order placed with Seller.

D.
Seller reserves the right to make partial shipments, with Buyer's authorization, in which event Buyer agrees to pay for all Products received per the terms as stated herein.

E.
Delivery and/or shipping dates given by Seller are + /- three (3) days unless otherwise stated in the Purchase Order.

F.
If Buyer refuses and/or reschedules delivery of any Products that have been shipped to it due to reasons other than damaged or incorrect Product, Buyer shall pay Seller for additional costs incurred, including without limitation storage and any additional freight costs. Terms and conditions for rescheduling delivery are included in Exhibit B, Product Reschedule Provisions.

G.
Any cancellation of an order after shipment is subject to Seller's written acceptance thereof.

SECTION VI    PAYMENT

A.
Payment for Products will be made net thirty (30) days from the date of the invoice. Any unpaid invoices that exceed the net thirty (30) day timeframe established herein will be subject to an interest assessment of 1 1/2% per month or the maximum percentage allowable by law on the balance that exceeds the aforementioned payment term. In addition, at Seller's option, Seller may suspend shipment of all Products to Buyer on any Purchase Order issued to Seller from Buyer, if Buyer has failed to pay Seller amounts due and owing for shipments delivered under that Purchase Order that exceed sixty (60) days from the date of invoice. Shipments will be promptly commenced upon payment of the over sixty (60) day invoices.

SECTION VII    ACCEPTANCE

A.
Products shall be deemed accepted upon delivery.

SECTION VIII    PRODUCT WARRANTIES

A.
Seller warrants that the Products furnished under this Agreement shall be free from defects in material and workmanship and meets specifications. This warranty is applicable only if the Products have had normal utilization within the published specifications as modified from time to time, have been maintained in accordance with recommended procedures, use Seller's approved parts and have not been modified or altered in a manner not approved by Seller.

  Any Product found therein defective within one (1) year of original shipping date from Seller's facility shall be returned to Seller and the defective component within the returned Product will be repaired or replaced at the option and expense of Seller. Shipping cost to the Seller's facility shall be paid by Buyer and Seller will return the Products at its expense. Any extended warranty over and above the aforementioned one (1) year term may be mutually agreed, and if agreed upon will be memorialized in writing via an amendment to this Agreement.

  Repair or replacement of a part under this warranty shall neither extend nor decrease the warranty period.

  If Seller has cooperated with Buyer on the design of a Product and Buyer has tested and accepted the design and later a defect in the design is uncovered by Buyer, Buyer will promptly notify Seller in writing of the design defect. Sellers' only obligation to Buyer as it pertains to the design defect will be to cooperate with Buyer to modify the design to meet Customer's requirements. Seller will not be obligated to refurbish any Products sold to Buyer prior to Seller's written notification.

  THE WARRANTIES SET FORTH IN THIS SECTION AND THE OBLIGATIONS AND LIABILITIES THEREUNDER ARE IN LIEU OF, AND THE BUYER HEREBY WAIVES, ALL IMPLIED GUARANTEES AND WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION IX    LIMITATION OF LIABILITY

A.
IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY LOSS OF PROFIT, REVENUE OR DATA) ARISING UNDER THIS AGREEMENT, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE, OR FOR ANY CLAIM OR ACTION BROUGHT AGAINST BUYER BY ANY THIRD PARTY.

B.
Seller's total liability to the Buyer for damages for any cause whatsoever and regardless of the form of action, shall be limited to the charges paid or payable by Buyer under this Agreement for the particular Product from which the liability arises.

SECTION X    CONFIDENTIAL INFORMATION

A.
Except as otherwise provided for in this Agreement, Seller and Buyer each agree that all information communicated to it by the other whether before or after the Product Purchase Period will be received in strict confidence, and will be used only for the purposes of this Agreement and will not be disclosed by the recipient party without the prior written consent of the disclosing party. Each party agrees to use the same means it uses to protect its own confidential information, but in no event not less than reasonable means, to prevent the disclosure of such information to outside parties. However, neither party will be prevented from disclosing information to its counsel or regular public accountants, or from disclosing information that is (a) already known by the recipient party without an obligation of confidentiality other than pursuant to this Agreement; (b) publicly known or becomes publicly known through no authorized act of the recipient party; (c) rightfully received from a third party; (d) independently developed without the use of the other party's confidential information; (f) approved by the disclosing party for disclosure; or (g) required to be disclosed pursuant to a requirement of a governmental agency or a legal requirement if the disclosing party provides the recipient party with notice of this requirement prior to disclosure.

SECTION XI    FORCE MAJEURE

A.
Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such performance is delayed by fire, flood or other natural disaster, war, embargo, riot, or the intervention of any government authority, provided that the party so delayed immediately notifies the other party of such delay. If Seller's performance is delayed for these reasons for a cumulative period of sixty (60) days or more from the date of such notice, Buyer may terminate this Agreement by giving Seller written notice. If Buyer terminates, its liability under this Agreement will be to pay Seller for any Product received prior to termination; any Product in transit prior to termination; any material purchased by Seller prior to termination to meet the requirements of the Agreement and any charges incurred by Seller from its vendors for cancellation of commitments made pursuant to meeting the requirements of this Agreement.

SECTION XII    NOTICES

A.
Any notice given under this Agreement shall be written or by facsimile. Written notice shall be sent by registered mail or certified mail, postage prepaid, return receipt requested. Any facsimile notice must be followed within three (3) days by written notice. All notices shall be effective when first received at the following addresses:

If to Seller:	If to Buyer:
WIN Enterprises, Inc.	eSoft, Incorporated
300 Willow Street South	295 Interlocken Boulevard #500
North Andover, MA 01845	Broomfield, CO 80021

SECTION XIII    GENERAL

A.
This Agreement is the complete and entire understanding between the parties on this subject matter and supersedes all prior agreements, proposals, representations, statements, or understandings whether written or oral on this subject between them. The provisions of this Agreement may be amended or waived only by a writing executed by the authorized representatives of the parties hereto.

B.
In the event that either party to this Agreement shall, on any occasion, fail to perform any provision of this Agreement, and the other party does not enforce that provision, the failure to enforce shall not prevent enforcement of the provision on any other occasion.

C.
As used in this Agreement, except where otherwise noted, the term "days" shall mean calendar days.

D.
Seller, including its servants, agents, and employees, is an independent contractor and not an agent or employee of Buyer. Without limiting the generality of the foregoing, Seller is not authorized to represent or make any commitments on behalf of Buyer, and Buyer expressly disclaims any liability therefore.

E.
Supplemental terms are included in Exhibits to this Agreement and are incorporated herein by reference.

F.
All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not effect the enforceability of any other provisions hereof. This Agreement and any Purchase Orders issued hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding its Conflict of Laws provisions.

IN WITNESS, the authorized representatives of the parties have executed this Agreement effective the commencement date of October 1, 2001.

	WIN ENTERPRISES, INC. (Seller)		(Buyer)
By:	/s/ CHIMAN PATEL	By:	/s/ JASON ROLLINS
Chiman Patel (Authorized Representative)		Jason Rollins (Authorized Representative)
11-19-2001 (Date)		11-02-2001 (Date)

ATTACHMENTS

EXHIBIT A—PRODUCT, PRICING AND LEADTIME

EXHIBIT B—PRODUCT RESCHEDULE PROVISIONS

EXHIBIT C—PRODUCT ESCROW

EXHIBIT D—MANUFACTURING RIGHTS

EXHIBIT E—Non-Cancelable, Non-Returnable Products

EXHIBIT A—PRODUCT, PRICING AND LEADTIME***

The products covered by this agreement are the InstaGate™ EX2 and the InstaRak™.

The Baseline Price of the InstaGate™ EX2 and the InstaRak™ is $[ *** ] per unit (F.O.B. North Andover, MA), effective [ *** ]. The following are the unit prices through [ *** ] (F.O.B. North Andover, MA).

Monthly Pricing

October […***…]	$	[…***…]
November […***…]	$	[…***…]
December […***…]	$	[…***…]
Terms-Net 10 days
December […***…]	$	[…***…]
Terms-Net 30 days

Seller will work with Buyer to try to reduce costs and therefore generate savings that will be shared between Buyer and Seller or to recover increased costs from Buyer that Seller incurs.

Pricing shown above is contingent upon Seller's ability to acquire the following items at the baseline prices shown below:

1.
64MB SDRAM @ $[…***…]

2.
566MHz Celeron CPU @$[…***…]

3.
Hard Disk Drive @ $[…***…]

Increases in the baseline prices will result in an increase in the unit prices.

Buyer will provide Seller with a forecast for six (6) months and Purchase Orders for the first ninety (90) days of that period. Items that are purchased by the Seller for the Buyer that are unique to the Buyer, either by type of product or quantity purchased, will be covered under a Non-Cancelable, Non-Returnable (NCNR) Products Agreement between Buyer and Seller. (See Exhibit E.)

***
Confidential Treatment Requested

EXHIBIT B—PRODUCT RESCHEDULE PROVISIONS***

Days Prior to Delivery Date	Reschedule Terms	Cancellation/Termination/ Expiration Liability
0-30 Days	Buyer may not reschedule an order within 30 days of the delivery date.	Buyer may not cancel an order within 30 days of the delivery date.
31-45 Days from original delivery date
	Buyer may reschedule the delivery of up to […***…] of an order without additional liability provided that such rescheduled order is rescheduled to be delivered within thirty (30) days of the original delivery date.	Buyer may cancel up to […***…] of an order provided that items are not covered under a Non-Cancelable, Non-Returnable (NCNR) Agreement.
46-60 Days from original delivery date
	Buyer may reschedule the delivery of up to […***…] of an order without additional liability provided that such rescheduled order is rescheduled to be delivered within forty-five (45) days of the original delivery date.	Buyer may cancel up to […***…] of an order provided that items are not covered under a Non-Cancelable, Non-Returnable (NCNR) Agreement.
61-90 days from original delivery date
	Buyer may reschedule delivery of up to [***] of an order without additional liability provided that such rescheduled order is rescheduled to be delivered within sixty (60) days of the original delivery date.	Buyer may cancel up to […***…] of an order provided that items are not covered under a Non-Cancelable, Non-Returnable (NCNR) Agreement.
90 days and beyond from original delivery date	Buyer may reschedule […***…] of an order without additional liability provided that such rescheduled order is rescheduled to be delivered within ninety (90) days of the original delivery date.	Buyer may cancel up to […***…] of an order provided that items are not covered under a Non-Cancelable, Non-Returnable (NCNR) Agreement.

***
Confidential Treatment Requested

EXHIBIT C—PRODUCT ESCROW

Upon the request of eSoft, WIN shall, at eSoft's sole cost and expense, deposit all applicable documentation, schematics and processes for the complete design of the motherboard for eSoft's Instagate EX2 product ("Documentation") with a third party escrow holder ("Escrow Holder"). The escrow agreement for the Documentation deposit shall name eSoft as beneficiary and at a minimum shall provide for the release of the Documentation to eSoft upon the occurrence of any of the following release conditions ("Release Conditions"):

  (1)
  Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced by or against WIN, and if such case or proceeding is not commenced by WIN, it is not dismissed within sixty (60) days from the filing thereof; or

  (2)
  WIN fails to continue to do business in the ordinary course, as such business relates to the goods and services to be provided under this Agreement; or

  (3)
  WIN becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or

  (4)
  WIN applies for or consents to the appointment of a trustee, receiver or other custodian for WIN, or makes a general assignment for the benefit of its creditors; or

  (5)
  WIN subjects eSoft to any unreasonable price increases under this Agreement for the manufacture of the Instagate EX2 motherboard, predicated on WIN's increase of its sales price to achieve increased profitability. For the purpose of this paragraph, unreasonableness shall be determined by price increases that WIN cannot substantiate with evidence of increased materials, direct labor or freight charges.

EXHIBIT D—MANUFACTURING RIGHTS ***

Ownership/Exclusivity of the design

Buyer will own the design of the housing and associated tooling. Seller will not OEM the housing to any third party without the express written approval of Buyer. Seller will retain the manufacturing rights to the controller until the production exceeds [ *** ], provided that Seller is able to meet the mutually agreed to quality standards. After this production level is reached, Seller will grant Buyer the manufacturing rights to the controller.

***
Confidential Treatment Requested

EXHIBIT E—Non-Cancelable, Non-Returnable Products

NCNR #

Customer Acknowledgement for orders for Non-Cancelable, Non-Returnable (NCNR) Products between WIN Enterprises, Inc., and eSoft, Incorporated.

Parts identified below or on any attachments to this Customer Acknowledgement are NCNR Product:

Customer acknowledges that its orders for NCNR products are firm orders and that (1) Customer will be liable for any inventory WIN Enterprises cannot absolve using all reasonable commercial efforts to return material associated with cancelled orders (2) Customer may reschedule delivery of orders for NCNR products as defined in the Purchase Agreement between WIN Enterprises, Inc., and eSoft, Incorporated.

Win Part Number
Description
Manufacturer's Part Number
Quantity
Unit Price
Total Value
Intended Coverage Period
Reason
ACCEPTED AND AGREED: Company	Example
By:

Title:

Date:

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PURCHASE AGREEMENT BETWEEN eSoft INCORPORATED (Buyer) AND WIN ENTERPRISES, INC. (Seller) FOR InstaGate™ EX2 AND InstaRak™ (PRODUCT) CONTRACT NO.: 1032-001